Exhibit 99

Burger King Holdings, Inc. Reports Second Quarter Fiscal 2009 Results

Momentum Continues with Strong Net Restaurant Growth and Solid Core Business Fundamentals; Completes Five Years of Positive Comparable Sales Growth

MIAMI--(BUSINESS WIRE)--February 5, 2009--Burger King Holdings, Inc. (NYSE:BKC):

Highlights:

  20th consecutive quarter of worldwide positive comparable sales; up 2.9 percent
  19th consecutive quarter of United States and Canada positive comparable sales; up 1.9 percent
  Net restaurant count increased by 125 during the quarter; up 19%
  Trailing 12-month net restaurant count increased by 362; on target to meet annual development guidance

Burger King Holdings, Inc. delivered its 20th consecutive quarter of worldwide positive comparable sales in the second quarter of its 2009 fiscal year, achieving its best positive comparable sales trend in three decades. Comparable sales were up 2.9 percent, marking five straight years of worldwide same-store-sales growth. In the U.S. and Canada, comparable sales were up 1.9%, the 19th consecutive quarter of same-store-sales growth. Comparable sales were driven by strong performances in key international markets including the U.K., Spain, Canada and Central and South America. In the U.S., strategic pricing, a mix of value and indulgent products, and the continued social relevance of the Burger King® brand fueled positive comparable sales.

The company also posted its best quarterly development growth rate in eight years, opening 125 net new restaurants compared to 105 in the same quarter last year, up 19 percent. As a result, the company is on target to meet its full fiscal year development plan to increase net new restaurant count by 350 to 400.

Revenues for the quarter were $634 million, up three percent over the same quarter last year. Worldwide trailing 12-month average restaurant sales increased to $1.31 million from $1.25 million in the prior year period, a five percent increase.

"Our core business remains strong," said John Chidsey, chairman and chief executive officer. "Even in this uncertain economic environment, we posted positive comparable sales and accelerated our net restaurant openings. We remain focused on profitably growing the brand by increasing our global footprint, providing our guests with an exceptional value for the money dining experience, and continuing to strengthen market awareness as a socially relevant brand.

“In fact, as evidence of our social relevance, Ad Week magazine in December 2008 named our company one of the top three industry-changing advertisers in the last three decades along with NIKE® and Budweiser,” Chidsey added.

Contributing to positive comparable sales for the U.S. and Canada within the quarter were SuperFamily promotions such as iDog™, and a Nintendo™ giveaway promotional tie-in with the BK® Crown Card aimed at driving holiday sales. Advertising campaigns including the “world’s purest taste test – the Whopper® Virgins” and the promotion of the Flame™ Body Spray showcased the brand’s creativity and market leadership while generating significant consumer response. Internationally, sales were driven by limited time Whopper® sandwich offerings, regional products and extensions of the U.S. SuperFamily promotions. In addition, during the quarter, the company realized an increase in its North American competitive hours initiative with 114 company restaurants open 24 hours and it expects 200 company restaurants to be open 24 hours by the end of its 2009 fiscal year.

"Despite significant fluctuations in currency exchange rates, we are extremely pleased with our top-line performance and the continuing strength of our core business. We saw sequential improvement in our company restaurant margins as the quarter progressed as a result of declining commodity costs. The complexity and rapidity in currency fluctuations during our second fiscal quarter, created by uncertainties in the currency markets, was difficult to forecast and anticipate,” Chidsey said.

“Going forward, we expect earnings to continue to benefit from easing food and energy costs, expected sales lifts from new and recently reimaged restaurants, net restaurant openings, product launches, and industry-leading marketing promotions; however, continuing uncertainties in the currency markets may continue to adversely impact earnings."

For the quarter, the company reported earnings per share of $0.33 which includes a negative impact to earnings of $0.05 per share due to currency exchange rate fluctuations as compared to $0.36 in the same quarter last year.

Development and Reimaging Update

The company saw significant net restaurant expansion in the second quarter in all segments with international markets leading the way as expected. EMEA/APAC opened 87 net new restaurants, Latin America opened 30 net new restaurants and U.S. and Canada opened eight net new restaurants. In October, the company announced a business venture with its Taiwan franchisee, part of its development initiative of seeding international growth.

The company continued its U.S. and Canada reimaging plan in the second quarter adding 14 restaurants to the program. Since the program’s inception, 60 restaurants have been reimaged to date. Remodeled and rebuilt restaurants are generating on average a 12 to 30 percent lift in sales, respectively, making this an attractive investment in the brand.

“We have a strong and predictable cash flow and our hedging activities largely mitigated the impact of currency exchange rate volatility on our cash position. Our debt to earnings ratio is healthy and our debt terms are very favorable,” said Ben Wells, chief financial officer. “We anticipate that our strong solid cash flow and balance sheet will enable us to continue to profitably invest in our company restaurant portfolio for the long-term, building new restaurants in high traffic locations and reimaging existing ones, both aimed at generating significant returns.”

Looking Ahead

"Our overall strategies remain on course and, as forecasted, we expect to realize earnings improvement in the second half of the fiscal year,” Chidsey said. “We are well-positioned to continue both our top and bottom-line expansion as we build on our multi-year track record of positive comparable sales, driven by global expansion, socially relevant marketing campaigns, operational excellence, product innovation and day part expansion.”

For the third and fourth quarters, the promotional and product calendar is designed to drive traffic. Scheduled marketing initiatives include the Nickelodeon Kids’ Choice Awards, The Pink Panther 2™ Super Family Sweepstakes, SpongeBob SquarePants™, Star Trek™, Transformers™ 2 and a strong focus on a value platform. In addition, the launch of the first Whopper™ Bar at Universal CityWalk in Orlando, Fla. this quarter is expected to keep the brand in the forefront. Innovative products will continue to be introduced to satisfy guests seeking indulgent well-priced sandwiches such as the U.S. national limited time offer of the Angry Whopper® sandwich (also offered internationally) and the U.S. regional roll-out of the Steakhouse XT™, an extra thick burger. And for those seeking value-priced alternatives, the company is introducing a mini-burger platform both in the U.S. and internationally. Called BK Burger Shots™ and BK Breakfast Shots™ in the U.S., the mini-burger platform will be available for all day parts.

The company updated its full-year EPS guidance to $1.44 - $1.49, which includes an estimated $0.10 per share negative impact due to movements in currency exchange rates, based on December 31, 2008 exchange rates.

ABOUT BURGER KING HOLDINGS INC.

The BURGER KING® system operates more than 11,700 restaurants in all 50 states and in 74 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. among America's 1,000 largest corporations and Ad Week named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the company's Web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its second quarter earnings call for fiscal year 2009 on Thursday, February 5, at 10 a.m. EST following the release of its second quarter results before the stock market opens on the same day. During the call, Chairman and Chief Executive Officer John Chidsey; Chief Financial Officer Ben Wells; President, Global Marketing, Strategy and Innovation Russ Klein; and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's second quarter results.

The earnings call will be webcast live via the company's investor relations Web site at http://investor.bk.com and available for replay for one month.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectations about the strength and momentum of our worldwide business; our expectations regarding the uncertainties in the currency markets, fluctuations in currency exchange rates and the impact of movements in currency exchange rates on our operating results and earnings per share; our expectations regarding worldwide net restaurant growth, our global development pipeline and our ability to execute on our development strategy and achieve our fiscal 2009 development plan; our expectations regarding the ability of the Burger King® brand to continue to achieve positive comparable sales and accelerate restaurant openings in the current uncertain economic environment; our expectations regarding the ability of the Burger King® brand to grow profitably by increasing its global footprint, providing guests with an exceptional value for the money dining experience and continuing to strengthen market awareness as a socially relevant brand; our expectations that our earnings will benefit from moderating food and energy costs, expected sales lifts from new and recently reimaged Company restaurants, net restaurant openings, product launches and marketing promotions; our expectations regarding our ability to use our strong cash flow and balance sheet to drive future growth; our expectations regarding the success of our promotional calendar for the third and fourth quarters of fiscal 2009; our expectations regarding the ability of our reimaging program to increase sales and generate attractive returns; our beliefs and expectations regarding realizing earnings improvement in the second half of fiscal 2009; our ability to continue our top and bottom-line expansion and build on our track record of comparable sales growth; our beliefs and expectations regarding our ability to deliver our updated earnings per share guidance and net new restaurant forecast for fiscal 2009; our expectations regarding the number of restaurants that will be open 24 hours by the end of fiscal 2009; our expectations regarding stock-based compensation through fiscal 2010; and other expectations regarding our future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

  Our ability to compete domestically and internationally in an intensely competitive industry;
  Our ability to successfully implement our international growth strategy and risks related to our international operations;
  Risks arising from the significant and rapid fluctuations that have been occurring in the currency exchange markets and the hedging decisions and positions that we take to hedge such volatility, including the risk that our revenues and income may be disproportionately affected as compared to some of our competitors;
  Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs, which can adversely affect our operating margins and financial results, particularly in an environment of declining sales or challenging macroeconomic conditions, if we choose not to pass, or cannot pass, these increased costs to our guests;
  Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences;
  Our continued good relationship with, and the success of, our franchisees;
  Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties, such as landlords;
  The ability of our franchisees to obtain financing for new development, restaurant remodels and equipment initiatives on acceptable terms or at all given the current turmoil in the global credit markets;
  Our continued ability, and the ability of our franchisees, to obtain suitable locations for new restaurant development;
  The effectiveness of our marketing and advertising programs and franchisee support of these programs;
  Risks related to the renewal of franchise agreements by our franchisees;

  The ability of franchisees who are experiencing losses from their other businesses to continue to make payments to us and invest in our brand;
  Risks related to food safety, including foodborne illness and food tampering;
  Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor, and interruptions in the supply of necessary products to us;
  Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability, and the short term impact of our reimaging program on revenues and operating margins due to temporary restaurant closures and accelerated depreciation of assets;
  Our ability to identify and consummate successfully acquisition and development opportunities in new and existing markets;
  Our ability to refinance or modify our bank debt or obtain additional financing to fund our future cash needs given the current lending environment;
  Risks related to the impact of the global financial and credit crisis on the restaurant industry in general and on our business and results of operations, including the risk of interruptions in the supply chain due to the failure of any of our major suppliers or distributors or the inability of our major suppliers or distributors to obtain financing;
  Risks related to the ability of counterparties to our secured credit facility, interest rate swaps and foreign currency forward contracts to fulfill their commitments and/or obligations due to disruptions in the global credit markets, including the bankruptcy or restructuring of certain financial institutions;
  Risks related to interruptions or security breaches of our computer systems and risks related to the lack of integration of our worldwide technology systems;
  Our ability to continue to extend our hours of operation, at least in the U.S. and Canada, to capture a larger market of both the breakfast and late night dayparts;
  Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;
  Our ability to retain or replace executive officers and key members of management with qualified personnel;
  Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;
  Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;
  Changes in demographic patterns of current restaurant locations;
  Our ability to adequately protect our intellectual property;
  Risks related to market conditions, including the market price and trading volume of our common stock, which could affect our ability to repurchase our common stock;
  Our ability to manage changing labor conditions in the U.S. if Congress passes the Employer Free Choice Act, which would establish a so-called “card check” union organizing system in which a majority of employees sign a card in favor of union representation;
  Our ability to manage changing labor conditions and difficulties in staffing our international operations;
  Risks related to disruptions and catastrophic events, including disruption in the financial markets, war, terrorism and other international conflicts, public health issues and natural disasters;
  Adverse legal judgments, settlements or pressure tactics; and
  Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended December 31,	2008	2007	$	%
Revenues:
Company restaurant revenues	$473	$448	$25	6%
Franchise revenues	134	134	-	0%
Property revenues	27	31	(4)	(13)%
Total revenues	634	613	21	3%
Company restaurant expenses	408	378	30	8%
Selling, general and administrative expenses	120	125	(5)	(4)%
Property expenses	14	16	(2)	(13)%
Other operating (income) expense, net	6	(1)	7	NM
Total operating costs and expenses	548	518	30	6%
Income from operations	86	95	(9)	(9)%
Interest expense	16	18	(2)	(11)%
Interest income	(1)	(2)	1	(50)%
Interest expense, net	15	16	(1)	(6)%
Income before income taxes	71	79	(8)	(10)%
Income tax expense	27	30	(3)	(10)%
Net income	$44	$49	$(5)	(10)%

Earnings per share - basic (1)	$0.33	$0.36	$(0.03)	(8)%
Earnings per share - diluted (1)	$0.33	$0.36	$(0.03)	(8)%

Weighted average shares - basic	134.6	135.3
Weighted average shares - diluted	136.5	137.9

(1) Calculated using whole dollars and shares.
NM - Not meaningful

			Increase / (Decrease)
Six Months Ended December 31,	2008	2007	$	%
Revenues:
Company restaurant revenues	$970	$889	$81	9%
Franchise revenues	280	265	15	6%
Property revenues	58	61	(3)	(5)%
Total revenues	1,308	1,215	93	8%
Company restaurant expenses	843	751	92	12%
Selling, general and administrative expenses	245	244	1	0%
Property expenses	29	30	(1)	(3)%
Other operating (income) expense, net	15	(1)	16	NM
Total operating costs and expenses	1,132	1,024	108	11%
Income from operations	176	191	(15)	(8)%
Interest expense	31	36	(5)	(14)%
Interest income	(2)	(4)	2	(50)%
Interest expense, net	29	32	(3)	(9)%
Income before income taxes	147	159	(12)	(8)%
Income tax expense	53	61	(8)	(13)%
Net income	$94	$98	$(4)	(4)%

Earnings per share - basic (1)	$0.70	$0.72	$(0.02)	(3)%
Earnings per share - diluted (1)	$0.69	$0.71	$(0.02)	(3)%

Weighted average shares - basic	134.8	135.2
Weighted average shares - diluted	136.9	137.9

(1) Earnings per share is calculated using whole dollars and shares.
NM - Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a U.S. Generally Accepted Accounting Principles (GAAP) basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other operating income and expense. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for the three months ended December 31, 2008 excludes $1 million of start up charges associated with franchise restaurants acquired by the Company in the first quarter of fiscal 2009. Adjusted EBITDA for the six months ended December 31, 2008 excludes $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2 million of start up charges associated with acquired restaurants. There were no adjustments to EBITDA for the three and six months ended December 31, 2007.

While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP financial measures have certain material limitations, including:

  they do not include net interest expense. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;
  they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
  they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and adjusted EBITDA as only two of several measures for evaluating the Company’s business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations or measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted income from operations and adjusted net income for the three months ended December 31, 2008 excludes $1 million of start up charges associated with franchise restaurants acquired by the Company in the first quarter of fiscal 2009. Adjusted income from operations and adjusted net income for the six months ended December 31, 2008 excludes the after tax effects of $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $2 million of start up charges associated with acquired restaurants. Adjusted income tax expense for the three and six months ended December 31, 2008 is calculated by using the Company’s actual tax rate for all items with the exception of the adjustments described above to which a U.S. federal and state rate of 36.5% has been applied, resulting in an adjusted effective tax rate of 37.5% and 35.8%, respectively. Adjusted earnings per share is calculated using adjusted net income divided by weighted average shares outstanding. There were no adjustments to income from operations, net income, income tax expense or earnings per share for the three and six months ended December 31, 2007. Management believes that these non-GAAP financial measures are important as they provide investors and management with an additional metric to measure comparable Company performance against prior year periods by excluding non-recurring charges associated with material acquisitions.

Non–GAAP Reconciliations (In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted income from operations, adjusted net income, adjusted income tax expense and adjusted earnings per share are as follows:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EBITDA and adjusted EBITDA

Net income	$44	$49	$94	$98
Interest expense, net	15	16	29	32
Income tax expense	27	30	53	61
Depreciation and amortization	23	23	49	44
EBITDA	109	118	225	235
Adjustments:
Restaurant acquisition charges	-	-	2	-
Acquisition start up charges	1	-	2	-
Total adjustments	1	-	4	-
Adjusted EBITDA	$110	$118	$229	$235

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Adjusted Income from operations
Income from Operations	$86	$95	$176	$191
Adjustments:
Restaurant acquisition charges	-	-	2	-
Acquisition start up charges	1	-	2	-
Total Adjustments	1	-	4	0

Adjusted Income from Operations	$87	$95	$180	$191

Non–GAAP Reconciliations (cont.) (In millions except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Adjusted net income
Net Income	$44	$49	$94	$98
Income tax expense	27	30	53	61
Income before income taxes	71	79	147	159
Adjustments:
Restaurant acquisition charges	-	-	2	-
Acquisition start up charges	1	-	2	-
Total Adjustments	1	-	4	-

Adjusted Income before income taxes	72	79	151	159

Adjusted income tax expense (1)	27	30	54	61

Adjusted net income	$45	$49	$97	$98

Weighted average shares outstanding - diluted	136.5	137.9	136.9	137.9

Earnings per share-diluted (2)	$0.33	$0.36	$0.69	$0.71
Adjusted earnings per share-diluted (2) (3)	$0.33	$0.36	$0.71	$0.71
(1)	Adjusted income tax expense for the six months ended December 31, 2008 is calculated by using the Company's actual tax rate for all items with the exception of the adjustments listed above to which a U.S. federal and state tax rate of 36.5% has been applied.
(2)	Diluted earnings per share is calculated using whole dollars and diluted weighted average shares outstanding.
(3)	Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth	Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of currency translation.

Constant Currencies Actual Currencies	Excludes impact of changes in currency exchange rates. Includes impact of changes in currency exchange rates.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales

Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate Company restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of advertising and promotional expenses and general and administrative expenses, such as costs of field management for Company and franchise restaurants and corporate overhead, including corporate salaries and facilities.

Other operating (income) expense, net

Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, charges recorded in connection with acquisitions of franchise operations, gains and losses on currency transactions, gains and losses on foreign currency forward contracts, net gains and losses on investments held in a rabbi trust related to deferred compensation and other miscellaneous items.

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three and six months ended December 31, 2008.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase			% Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Company restaurant revenues: (1)
U.S. & Canada	$333	$284	17%	$673	$574	17%
EMEA/APAC	125	147	(15)%	263	282	(7)%
Latin America	15	17	(12)%	34	33	3%
Total Company restaurant revenues	473	448	6%	970	889	9%
Franchise revenues: (1)
U.S. & Canada	80	79	1%	164	158	4%
EMEA/APAC	42	43	(2)%	91	84	8%
Latin America	12	12	0%	25	23	9%
Total franchise revenues	134	134	0%	280	265	6%
Property revenues: (1)
U.S. & Canada	22	22	0%	45	45	0%
EMEA/APAC	5	9	(44)%	13	16	(19)%
Latin America	-	-	NA	-	-	NA
Total property revenues	27	31	(13)%	58	61	(5)%
Total revenues: (1)
U.S. & Canada	435	385	13%	882	777	14%
EMEA/APAC	172	199	(14)%	367	382	(4)%
Latin America	27	29	(7)%	59	56	5%
Total revenues	$634	$613	3%	$1,308	$1,215	8%

NA - Not applicable
(1) Revenues include the unfavorable impact of currency exchange rates described below.

Total Revenues

Total revenues increased by $21 million, or 3%, to $634 million and by $93 million, or 8%, to $1,308 million, for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year, primarily due to an increase in Company restaurant revenues.

Our international operations are impacted by fluctuations in currency exchange rates. In Company markets located outside of the U.S., we generate revenues and incur expenses denominated in local currencies. The translated values of these revenues and expenses are impacted by changes in currency exchange rates. In many of our franchise markets, our franchisees pay royalties to us in currencies other than the local currency in which they operate; however, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in currency exchange rates. The unfavorable impact on revenues from the movement of currency exchange rates was partially offset by the favorable impact of currency exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net unfavorable impact on income from operations of $7 million and $5 million for the three and six months ended December 31, 2008, respectively.

Company restaurant revenues increased by $25 million, or 6%, to $473 million and by $81 million, or 9%, to $970 million for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These increases were primarily as a result of the addition of 141 Company restaurants (net of closures and sales of Company restaurants to franchisees, or “refranchisings”) during the twelve months ended December 31, 2008. Company restaurant revenues also increased as a result of worldwide Company comparable sales growth of 2.1% and 2.0% (in constant currencies) for the three and six month periods, respectively. These increases were partially offset by approximately $28 million and $20 million due to the unfavorable impact from the significant movement of currency exchange rates for the three and six months ended December 31, 2008, respectively.

Total franchise revenues remained unchanged at $134 million for the three months ended December 31, 2008 compared to the same period in the prior year. Although the net number of franchise restaurants increased by 221 during the twelve months ended December 31, 2008 and the Company experienced worldwide franchise comparable sales growth of 3.0% (in constant currencies) and a higher effective royalty rate in the U.S. during the three month period, these factors were offset by an $8 million unfavorable impact from the movement of currency exchange rates for the period. During the six months ended December 31, 2008, total franchise revenues increased by $15 million, or 6%, to $280 million compared to the same period in the prior year, primarily as a result of the increase in franchise restaurant count, worldwide franchise comparable sales growth of 3.5% (in constant currencies) for the period and a higher effective royalty rate in the U.S. These factors were partially offset by a $5 million unfavorable impact from the movement of currency exchange rates for the six month period.

Total property revenues decreased by $4 million, or 13%, to $27 million and by $3 million, or 5%, to $58 million for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. The decrease for both the three and six month periods was primarily due to a $2 million unfavorable impact from the movement of currency exchange rates and $1 million from the net effect of changes to our property portfolio, which includes the impact of the closure or acquisition of restaurants leased to franchisees. These decreases were partially offset by worldwide franchise comparable sales growth for the three and six month periods, respectively, resulting in increased contingent rents.

Worldwide comparable sales growth of 2.9% and 3.3% (in constant currencies) for the three and six months ended December 31, 2008, respectively, was driven by our strategic pricing initiatives, our barbell menu strategy of innovative indulgent products and value menu items, and the continued social relevance of the Burger King® brand.

U.S. and Canada

In the U.S. and Canada, Company restaurant revenues increased by $49 million and $99 million, or 17%, to $333 million and $673 million during the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These increases were primarily as a result of a net increase of 151 Company restaurants during the twelve months ended December 31, 2008. Company restaurant revenues also increased as a result of Company comparable sales growth of 2.4% and 1.8% (in constant currencies) for the three and six month periods, respectively. These increases were partially offset by an $8 million unfavorable impact from the movement of currency exchange rates in Canada for both the three and six months ended December 31, 2008.

Franchise revenues in the U.S. and Canada increased by $1 million, or 1%, to $80 million and by $6 million, or 4%, to $164 million during the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These increases were primarily a result of franchise comparable sales growth of 1.8% and 2.5% (in constant currencies) for the three and six month periods, respectively, and a higher effective royalty rate in the U.S. These increases were partially offset by the loss of royalties from 117 fewer franchise restaurants compared to the same periods in the prior year. The impact from the movement of currency exchange rates was not significant for both the three and six months ended December 31, 2008.

Comparable sales growth in the U.S. and Canada of 1.9% and 2.4% (in constant currencies) for the three and six months ended December 31, 2008, respectively, was driven by our strategic pricing initiatives as well as successful product promotions, such as the Mushroom ‘N' Swiss Steakhouse Burger limited time offer in the U.S. and Canada, the introduction of the new BK® Kids Meal (including Kraft® Macaroni and Cheese and BK™ Fresh Apple Fries) and the Spicy Chicken BK Wrapper™, the re-introduction of the limited time offer Italian and American Chicken sandwiches and the kick-off of the Whopper® Virgins marketing campaign. SuperFamily promotions, such as The Simpsons™, iDog™ and a Nintendo™ giveaway promotional tie-in with the BK® Crown Card aimed at driving holiday traffic also contributed to positive comparable sales.

EMEA/APAC

In EMEA/APAC, Company restaurant revenues decreased by $22 million, or 15%, to $125 million and by $19 million, or 7%, to $263 million, during the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These decreases were primarily due to a $17 million and a $10 million unfavorable impact from the movement of currency exchange rates for the three and six month periods ended December 31, 2008, respectively, and a decrease in revenues from a net reduction of 15 Company restaurants during the twelve months ended December 31, 2008. These decreases were partially offset by Company comparable sales growth of 1.6% and 2.5% (in constant currencies) for the three and six month periods, respectively.

Franchise revenues in EMEA/APAC decreased by $1 million, or 2%, to $42 million during the three months ended December 31, 2008 compared to the same period in the prior year, primarily driven by a $7 million unfavorable impact from the movement of currency exchange rates. This decrease was partially offset by the benefit from a net increase of 250 franchise restaurants during the twelve months ended December 31, 2008 and franchise comparable sales growth of 5.5% (in constant currencies) for the period. Franchise revenues increased by $7 million, or 8%, to $91 million during the six months ended December 31, 2008, compared to the same period in the prior year. This increase was primarily driven by the net increase in franchise restaurants during the trailing twelve month period and franchise comparable sales growth of 5.2% (in constant currencies) for the period, partially offset by a $4 million unfavorable impact from the movement of currency exchange rates.

Property revenues in EMEA/APAC decreased by $4 million, or 44%, to $5 million and by $3 million, or 19%, to $13 million for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. The decrease for both the three and six month periods was primarily due to a $2 million unfavorable impact from the movement of currency exchange rates and $1 million from the net effect of changes to our property portfolio, which includes the impact of the closure or acquisition of restaurants leased to franchisees. These factors were partially offset by increased contingent rents as a result of franchise comparable sales growth for the three and six month periods, respectively.

Comparable sales growth in the EMEA/APAC segment of 5.0% and 4.9% (in constant currencies) for the three and six months ended December 31, 2008, respectively, was driven primarily by our strategic pricing initiatives as well as successful product promotions, such as Whopper® sandwich limited time offers throughout the region, other limited time offers, such as the Meat Beast Whopper® sandwich in the U.K., the promotion of our four chicken sandwiches in Australia, BK Fusion™ Real Ice Cream and the Long Chicken sandwich limited time offers in Spain. SuperFamily promotions, such as The Simpsons™, iDog™ and Crayola™, also positively impacted comparable sales.

Latin America

In Latin America, Company restaurant revenues decreased by $2 million, or 12%, to $15 million during the three months ended December 31, 2008, compared to the same period in the prior year, primarily as a result of a $3 million unfavorable impact from the movement of currency exchange rates. This decrease was partially offset by a net increase of five Company restaurants during the twelve months ended December 31, 2008 and Company comparable sales growth of 2.2% (in constant currencies) for the period. Company restaurant revenues increased by $1 million, or 3%, to $34 million during the six months ended December 31, 2008, compared to the same period in the prior year, primarily as a result of the net increase in Company restaurants during the trailing twelve month period and Company comparable sales growth of 2.2% (in constant currencies) for the period. This increase was partially offset by a $2 million unfavorable impact from the movement of currency exchange rates for the six month period.

Latin America franchise revenues remained unchanged at $12 million during the three months ended December 31, 2008, compared to the same period in the prior year. Although the net number of franchise restaurants increased by 88 during the twelve months ended December 31, 2008, and franchise comparable sales growth was 4.2% (in constant currencies) for the period, these factors were offset by a $1 million unfavorable impact from the movement of currency exchange rates for the period. During the six months ended December 31, 2008, franchise revenues increased by $2 million, or 9%, to $25 million, compared to the same period in the prior year, primarily as a result of the net increase in franchise restaurants during the trailing twelve month period and franchise comparable sales growth of 4.8% (in constant currencies) for the period. These increases were partially offset by a $1 million unfavorable impact from the movement of currency exchange rates for the six month period.

Comparable sales growth in Latin America of 4.1% and 4.6% (in constant currencies) for the three and six months ended December 31, 2008, respectively, reflects our continued strength in the region. These strong results were fueled by our continued focus on our barbell menu strategy featuring everyday value platforms and indulgent products, such as our new Mushroom ‘N’ Swiss Steakhouse Burger in Puerto Rico, Mexico and Central America and the Xtra-Long Triple burger in Argentina and Chile, and dessert options, such as the Banana BK™ Bites and Chocolate Lava cake, which were featured in a number of markets across the region. In addition, successful promotional tie-ins with movie properties such as Batman™ the Dark Knight with our Hero BBQ BK™ Stacker combo meal, our regional Latin Grammy’s music promotion with Coca-Cola in 11 markets in the region, and strong kids properties such as Pokeman™, Crayola™, and The Simpsons™ also positively impacted comparable sales. The strong comparable sales were partially offset by the softer performance in Mexico and Puerto Rico due to current economic conditions as well as the introduction of a VAT tax in Puerto Rico, which has negatively affected disposable income.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of December 31,
			Increase/
	2008	2007	(Decrease)
Number of Company restaurants:
U.S. & Canada	1,065	914	151
EMEA/APAC	293	308	(15)
Latin America	86	81	5
Total	1,444	1,303	141

Number of franchise restaurants:
U.S. & Canada	6,451	6,568	(117)
EMEA/APAC	2,900	2,650	250
Latin America	962	874	88
Total	10,313	10,092	221

Number of system restaurants:
U.S. & Canada	7,516	7,482	34
EMEA/APAC	3,193	2,958	235
Latin America	1,048	955	93
Total	11,757	11,395	362

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(In Constant Currencies)
Company Comparable Sales Growth:
U.S. & Canada	2.4%	0.8%	1.8%	2.2%
EMEA / APAC	1.6%	4.3%	2.5%	3.5%
Latin America	2.2%	(1.1)%	2.2%	(0.8)%
Total Company Comparable Sales Growth	2.1%	1.8%	2.0%	2.5%

Franchise Comparable Sales Growth:
U.S. & Canada	1.8%	4.7%	2.5%	5.9%
EMEA / APAC	5.5%	5.7%	5.2%	5.3%
Latin America	4.2%	2.6%	4.8%	3.4%
Total Franchise Comparable Sales Growth	3.0%	4.8%	3.5%	5.6%

System Comparable Sales Growth:
U.S. & Canada	1.9%	4.2%	2.4%	5.4%
EMEA/APAC	5.0%	5.5%	4.9%	5.1%
Latin America	4.1%	2.4%	4.6%	3.1%
Total System Comparable Sales Growth	2.9%	4.5%	3.3%	5.2%

Sales Growth:
U.S. & Canada	2.6%	4.4%	3.1%	5.6%
EMEA/APAC	6.0%	13.3%	8.3%	12.4%
Latin America	6.2%	8.9%	11.2%	11.6%
Total worldwide sales growth	3.8%	7.1%	5.2%	7.8%

	(In Actual Currencies)
Worldwide average restaurant sales (In thousands) (1)	$312	$322	$656	$649

(1) The worldwide average restaurant sales (ARS) shown above includes the unfavorable impact of currency exchange rates of $19,000 and $13,000 for the three months and six months ended December 31, 2008, respectively.

The following table represents sales at franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended December 31,			Six Months Ended December 31,
	2008	2007	% Increase/ (Decrease)	2008	2007	% Increase/ (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,002	$2,009	(0)%	$4,122	$4,092	1%
EMEA/APAC	911	940	(3)%	1,993	1,861	7%
Latin America	237	224	6%	497	446	11%
Total worldwide (1)	$3,150	$3,173	(1)%	$6,612	$6,399	3%

(1) The total worldwide franchise sales shown above includes the unfavorable impact of currency exchange rates of $186 million and $137 million for the three and six months ending December 31, 2008, respectively.

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues (1)		Amount
Three Months Ended December 31,	2008	2007	2008	2007
Company restaurants:
U.S. & Canada	12.8%	15.2%	$43	$43
EMEA/APAC	14.2%	16.1%	19	23
Latin America	24.0%	25.7%	3	4
Total	13.6%	15.9%	$65	$70

(1) Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Six Months Ended December 31,	2008	2007	2008	2007
Company restaurants:
U.S. & Canada	12.5%	15.2%	$84	$87
EMEA/APAC	13.6%	15.3%	36	43
Latin America	21.1%	24.5%	7	8
Total	13.1%	15.6%	$127	$138

(1) Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
Company restaurant expenses as a percentage of revenues: (1)	2008	2007	2008	2007
Food, paper and product costs	32.1%	31.2%	32.4%	31.1%
Payroll and employee benefits	30.6%	29.3%	30.5%	29.6%
Occupancy and other operating costs	23.7%	23.6%	24.0%	23.7%
Total Company restaurant expenses	86.4%	84.1%	86.9%	84.4%
(1) Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin decreased by $5 million, to $65 million and by $11 million, to $127 million for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These decreases reflect the impact of increases in commodity costs in all segments, increased labor costs in the U.S. and Canada and EMEA and the refranchising of 11 Company restaurants in Germany in the first half of the prior year. In addition, the movement of currency exchange rates had a $4 million and a $3 million unfavorable impact on Company restaurant margin for the three and six month periods, respectively, primarily in EMEA. These decreases were partially offset by $6 million (for the three month period) and $12 million (for the six month period) of incremental margin dollars derived from the net acquisition of 131 Company restaurants in the U.S. and Canada during the twelve months ended December 31, 2008 and worldwide Company comparable sales growth of 2.1% and 2.0% (in constant currencies) for the three and six month periods, respectively.

As a percentage of revenues, Company restaurant margin decreased by 2.3% and 2.5% for the three and six months ended December 31, 2008, respectively, reflecting the impact of increased commodity costs and increased labor costs in the U.S. and Canada and EMEA. These decreases were partially offset by the benefits realized from positive worldwide Company comparable sales.

Although commodity and other food costs increased during the three and six month periods as compared to the same periods in the prior year, the cost of many of our core commodities reached historical highs during the first quarter of fiscal 2009 and have moderated since.

U.S. and Canada

Company restaurant margin in the U.S. and Canada remained unchanged at $43 million for the three months ended December 31, 2008, compared to the same period in the prior year. Although increased commodity costs, labor costs and a $1 million unfavorable impact from the movement of currency exchange rates negatively impacted Company restaurant margin, these factors were offset by positive Company comparable sales of 2.4% (in constant currencies) for the three month period and the benefit from the net addition of 151 Company restaurants during the twelve months ended December 31, 2008.

Company restaurant margin in the U.S. and Canada decreased by $3 million to $84 million for the six months ended December 31, 2008, compared to the same period in the prior year. The factors contributing to this decrease are the same as those for the three month period, as well as increases in rent and utility costs. This decrease was partially offset by positive Company comparable sales of 1.8% (in constant currencies) for the six month period as well as the benefit from the net addition of 151 franchise restaurants during the trailing twelve month period.

As a percentage of revenues, Company restaurant margin in the U.S. and Canada decreased by 2.4% and 2.7% for the three and six months ended December 31, 2008, respectively, reflecting the impact of increased commodity and labor costs, partially offset by the benefits realized from Company comparable sales growth.

EMEA/APAC

Company restaurant margin in EMEA/APAC decreased by $4 million to $19 million and by $7 million to $36 million for the three and six months ended December 31, 2008, respectively, compared to the same periods in the prior year. These decreases reflect the impact of government mandated and contractual increases in hourly wages in Germany, increases in commodity costs, the net reduction of 15 Company restaurants during the twelve months ended December 31, 2008 and the unfavorable impact from the movement in currency exchange rates of $2 million and $1 million for the three and six month periods, respectively. These factors were partially offset by benefits realized from Company comparable sales growth of 1.6% and 2.5% (in constant currencies) for the three and six month periods, respectively.

As a percentage of revenues, Company restaurant margin in EMEA/APAC decreased by 1.9% and 1.7% for the three and six months ended December 31, 2008, respectively, from the prior year periods due to the negative impact from increases in hourly wages in Germany, commodity costs increases and the refranchising of 11 Company restaurants in Germany in the prior year. These decreases were partially offset by positive Company comparable sales growth.

Latin America

Company restaurant margin in Latin America decreased by $1 million to $3 million and by $1 million to $7 million for the three and six months ended December 31, 2008, compared to the same periods in the prior year. These decreases reflected the impact of commodity cost increases and the unfavorable impact from the movement of currency exchange rates of $1 million during each period, partially offset by a net increase of five Company restaurants during the twelve months ended December 31, 2008 and the benefits realized from Company comparable sales growth of 2.2% (in constant currencies) for both the three and six month periods. During the six month period, Company restaurant margin was also negatively impacted by accelerated depreciation related to a restaurant closure.

As a percentage of revenues, Company restaurant margin in Latin America decreased by 1.7% and 3.4% for the three and six months ended December 31, 2008, respectively, reflecting the unfavorable impact from accelerated depreciation on a restaurant closure and increased commodity costs, partially offset by positive Company comparable growth.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended December 31,			Six Months Ended December 31,
	2008	2007	% Increase/ (Decrease)	2008	2007	% Increase/ (Decrease)

Selling Expenses	$24	$24	0%	$48	$47	2%
General and Administrative Expenses	96	101	(5)%	197	197	0%
Total Selling, General and Administrative Expenses	$120	$125	(4)%	$245	$244	0%

Selling expenses remained unchanged at $24 million for the three months ended December 31, 2008, compared to the same period in the prior year. Although sales and promotion expenses increased by $1 million due to increased sales, this increase was offset by a $1 million favorable impact from the movement of currency exchange rates.

Selling expenses increased by $1 million, or 2%, to $48 million for the six months ended December 31, 2008, compared to the same period in the prior year. Sales and promotion expenses increased by $2 million due to increased sales, and these expenses were partially offset by a $1 million favorable impact from the movement of currency exchange rates.

General and administrative expenses decreased by $5 million, or 5%, to $96 million for the three months ended December 31, 2008, compared to the same period in the prior year. The decrease is primarily attributable to a $4 million favorable impact from the movement of currency exchange rates, a $4 million decrease in deferred compensation expense, which was fully offset by net losses on investments held in a rabbi trust recorded in other operating (income) expense, net, and $3 million in cost savings. These factors were partially offset by $2 million in bad debt expense, $2 million in bad debt recoveries during the same period in the prior year and $2 million in stock-based compensation.

General and administrative expenses remained unchanged at $197 million for the six months ended December 31, 2008, compared to the same period in the prior year. There was a $6 million decrease in deferred compensation expense, which was fully offset by net losses on investments held in a rabbi trust recorded in other operating (income) expense, net, and $2 million in cost savings. However, these factors were offset by an increase of $3 million in stock-based compensation, an increase in bad debt expense of $3 million and $2 million in bad debt recoveries during the same period in the prior year.

Annual stock-based compensation expense is expected to increase through fiscal year 2010, as a result of our adoption of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment” in fiscal 2007, which has resulted in stock-based compensation expense only for awards granted subsequent to our initial public offering.

Other Operating (Income) Expense, Net

Other operating expense, net for the three months ended December 31, 2008 was $6 million, compared to $1 million of income for the same period in the prior year. This $6 million expense includes $4 million of net losses on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, and $2 million of net expense related to the remeasurement of foreign denominated assets and the expense related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets.

Other operating expense, net for the six months ended December 31, 2008 was $15 million, compared to $1 million of income for the same period in the prior year. This $15 million expense includes $6 million of net losses on investments held in the rabbi trust, which were fully offset by a corresponding decrease in deferred compensation expense reflected in general and administrative expenses, $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S. and $7 million of net expense related to the remeasurement of foreign denominated assets and the expense related to the use of foreign currency forward contracts used to hedge the currency exchange impact on such assets.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended December 31,			Six Months Ended December 31,
	2008	2007	% Increase/ (Decrease)	2008	2007	% Increase/ (Decrease)

U.S. & Canada	$83	$88	(6)%	$168	$185	(9)%
EMEA/APAC	23	27	(15)%	46	47	(2)%
Latin America	10	11	(9)%	20	20	0%
Unallocated	(30)	(31)	(3)%	(58)	(61)	(5)%
Total (1)	$86	$95	(9)%	$176	$191	(8)%

(1) Total income from operations shown above includes the unfavorable impact of currency exchange rates, which was $7 million and $5 million, for the three and six months ended December 31, 2008, respectively.

Interest Expense, Net

Interest expense, net decreased by $1 million during the three months ended December 31, 2008, compared to the same period in the prior year, reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the three months ended December 31, 2008 and 2007 were 5.5% and 6.7%, respectively, which included the impact of interest rate swaps on 66% and 46% of our term debt, respectively.

Interest expense, net decreased by $3 million during the six months ended December 31, 2008, compared to the same period in the prior year, primarily reflecting a decrease in rates paid on borrowings during the period. The weighted average interest rates for the six months ended December 31, 2008 and 2007 were 5.4% and 6.8%, respectively, which included the impact of interest rate swaps on 71% and 49% of our term debt, respectively.

Income Taxes

Income tax expense was $27 million for the three months ended December 31, 2008, resulting in an effective tax rate of 38.0%, primarily due to currency fluctuations and the current mix of income from multiple tax jurisdictions.

Income tax expense was $30 million for the three months ended December 31, 2007, resulting in an effective tax rate of 38.0%. During the three months ended December 31, 2007, we recorded a tax charge of $1 million primarily related to legal changes in various jurisdictions.

Income tax expense was $53 million for the six months ended December 31, 2008, resulting in an effective tax rate of 36.0%, primarily due to currency fluctuations and the current mix of income from multiple tax jurisdictions.

Income tax expense was $61 million for the six months ended December 31, 2007, resulting in an effective tax rate of 38.4%. During the six months ended December 31, 2007, we recorded a tax charge of $7 million primarily related to legal changes in various jurisdictions and a tax benefit of $3 million due to the release in valuation allowance as it was determined that certain deferred tax assets would be realized.

CONTACT:
Burger King Holdings, Inc., Miami
BKC Media Relations
Susan Robison, 305-378-7277
mediainquiries@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com